EXHIBIT 21.1

                       IJOIN SYSTEMS, INC. SUBSIDIARY(IES)

         Ijoin, inc., A Delaware corporation and wholly-owned subsidiary, which company, in turn, has two subsidiaries, iJoin.Com Acquisition Corporation, a company organized pursuant to the laws of Ontario, Canada and iJoin RSI Acquisition, LLC, an Idaho Limited Liability Company.